Exhibit 99.1

STARTEK Reports Second Quarter 2015 Results

GREENWOOD VILLAGE, CO - August 10, 2015 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•
STARTEK acquired Accent Marketing Services, L.L.C. (“ACCENT”), a business process outsourcing provider offering customer engagement solutions, for a purchase price, including working capital adjustments, of $18.3 million

•	Signed $4.3 million of new business, including one new logo

•	Revenue from verticals excluding telecommunications/cable and media increased to $17.9 million compared to the year-ago quarter of $3.8 million and is now approximately 30% of total revenue

•	Announced John Hoholik, via the ACCENT acquisition, as SVP Global Marketing and GM Customer Engagement

•	Opened new Hamilton, Ohio location to support domestic sales pipeline

Second Quarter 2015 Financial Results
Total revenue in the second quarter of 2015 increased 4% to $63.5 million from $61.3 million in the second quarter of 2014. This growth included $14.4 million of incremental revenue from new clients and programs signed during 2014 and 2015, as well as $5.5 million of contribution from the acquisition of ACCENT on June 1, 2015. This growth was partially offset by a decrease in volumes resulting in a 23% revenue reduction from two of the Company’s large telecommunications clients and was also offset by $1.1 million due to the closure of the Costa Rica facility last year.

Gross margin in the second quarter of 2015 was 8.4% compared to 9.3% in the year-ago quarter. The decrease was largely driven by lower capacity utilization resulting from newly added seat capacity, as well as the aforementioned lower client volumes. This was partially offset by the positive margin impact of closing the Company’s Costa Rica facility, as well as new client wins in higher-margin verticals.

Selling, general and administrative (SG&A) expenses were $8.6 million in the second quarter of 2015 compared to $7.3 million in the year-ago quarter. As a percentage of revenue, SG&A was 13.5% compared to 11.9% in the year-ago quarter. This increase was largely the result of increased expenses from ACCENT, including $0.3 million of transaction costs associated with the acquisition. Second quarter pro forma SG&A including ACCENT would have been $2.4 million higher. After synergies, fourth quarter SG&A is planned to be approximately $9.0 million.

In addition to the previously mentioned $0.3 million of transaction costs included in SG&A expenses, the Company recorded a $0.7 million restructuring charge for severance expenses associated with the integration of ACCENT.

Adjusted EBITDA in the second quarter was $0.4 million compared to $1.4 million in the year-ago quarter. The decline was primarily due to the aforementioned lower volumes and utilization from newly added seat capacity.

At June 30, 2015, the Company’s cash position was $6.4 million compared to $5.3 million at December 31, 2014, with a balance outstanding of $28.5 million on its credit facility at June 30, 2015.

Management Commentary
“The second quarter was highlighted by the acquisition of ACCENT, which meaningfully diversifies our client base and builds on our initiatives to expand analytics capabilities and grow in newer verticals,” said Chad Carlson, President and CEO of STARTEK.  “Our integration of ACCENT is tracking ahead of schedule. We now expect the integration to be largely complete by the end of the third quarter, with ACCENT contributing positively to our bottom line in the fourth quarter of 2015. The quick integration of ACCENT can be attributed to the strength of our process-oriented STARTEK Advantage System and leadership team.”

“We are determined to return to profitability,” continued Carlson, “and the objective is to generate free cash flow and pay down debt as we grow the bottom line over the next few years. We are focused on converting pipeline opportunities to increase capacity utilization, stabilize our IT platform and realize cost reductions through operational efficiencies.”

Conference Call and Webcast Details
STARTEK will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2015 results. Management will host the conference call, followed by a question and answer period.

Date: Monday, August 10, 2015
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-800-322-2803
International dial-in number: 1-617-614-4925
Conference ID: 11547388

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website. A replay of the conference call will be available after 7:00 p.m. Eastern time on the same day through August 18, 2015.

Toll-free replay number: 1-888-286-8010
International replay number: 1-617-801-6888
Replay ID: 83077335

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our client’s brand. For over 25 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to successfully close the transaction as expected, our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2014 and the Company's Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$63,464	$61,254	$127,117	$124,463
Cost of services	58,152	55,562	115,688	110,554
Gross profit	5,312	5,692	11,429	13,909
Selling, general and administrative expenses	8,582	7,301	16,643	15,549
Restructuring charges	1,536	2,051	2,343	2,242
Operating loss	(4,806)	(3,660)	(7,557)	(3,882)
Interest and other income (expense), net	(100)	(17)	(337)	(145)
Loss before income taxes	(4,906)	(3,677)	(7,894)	(4,027)
Income tax expense (benefit)	163	(396)	350	(246)
Net loss	$(5,069)	$(3,281)	$(8,244)	$(3,781)

Net loss per common share - basic and diluted	(0.33)	(0.21)	(0.53)	(0.25)

Weighted average shares outstanding - basic and diluted	15,523	15,391	15,470	15,384

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$6,394	$5,306
Trade accounts receivable, net	52,823	46,103
Other current assets	5,096	3,099
Total current assets	64,313	54,508
Property, plant and equipment, net	34,250	28,180
Other assets	21,852	11,105
Total assets	$120,415	$93,793
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$60,645	$31,672
Other liabilities	11,003	7,440
Total liabilities	71,648	39,112
Total stockholders’ equity	48,767	54,681
Total liabilities and stockholders' equity	$120,415	$93,793

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Activities
Net loss	$(5,069)	$(3,281)	$(8,244)	$(3,781)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,252	2,614	6,288	4,970
Gains on disposal of assets	(507)	(180)	(507)	(175)
Share-based compensation expense	417	462	913	864
Amortization of deferred gain on sale leaseback transaction	(57)	(65)	(114)	(129)
Changes in operating assets & liabilities and other, net	1,464	3,311	1,686	(222)
Net cash provided by (used in) operating activities	(500)	2,861	22	1,527
Investing Activities
Proceeds from note receivable	—	160	—	319
Purchases of property, plant and equipment	(1,700)	(4,471)	(5,209)	(6,825)
Proceeds from sale of assets	982	639	982	639
Cash paid for acquisition of business	(18,326)	—	(18,326)	—
Cash paid for prior period acquisitions of businesses	(200)	(201)	(434)	(400)
Net cash used in investing activities	(19,244)	(3,873)	(22,987)	(6,267)
Financing Activities
Other financing, net	19,562	513	23,969	19
Net cash provided by (used in) financing activities	19,562	513	23,969	19
Effect of exchange rate changes on cash	111	(273)	84	(231)
Net increase (decrease) in cash and cash equivalents	(71)	(772)	1,088	(4,952)
Cash and cash equivalents at beginning of period	$6,465	$6,809	$5,306	$10,989
Cash and cash equivalents at end of period	$6,394	$6,037	$6,394	$6,037

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release may contain certain non-GAAP financial measures including, 1) Adjusted EBITDA and 2) operating (income) loss or net income (loss) before impairment losses and restructuring charges. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in this press release or below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(5,069)	$(3,281)	$(8,244)	$(3,781)
Income tax expense (benefit)	163	(396)	350	(246)
Interest expense (income), net	621	175	928	298
Restructuring charges	1,536	2,051	2,343	2,242
Depreciation and amortization expense	3,252	2,614	6,288	4,970
Gains on disposal of assets	(507)	(180)	(507)	(175)
Share-based compensation expense	417	462	913	864
Adjusted EBITDA	$413	$1,445	$2,071	$4,172

Operating Loss before Restructuring Charges:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating loss	$(4,806)	$(3,660)	$(7,557)	$(3,882)
Restructuring charges	1,536	2,051	2,343	2,242
Operating loss before restructuring charges	$(3,270)	$(1,609)	$(5,214)	$(1,640)